Exhibit 99.1
[Oklahoma Natural Gas Logo]	News
August 24, 2006	Contact: Don Sherry
(Office) 405-551-6738 (Cell) 405-229-1891

Oklahoma Natural Gas sets cost for Fixed-Price Plan

Oklahoma City -- Oklahoma Natural Gas Company customers will again have the option of locking in the per-unit cost of the natural gas they use for the 12-month period that begins on November 1. The company announced today that customers who choose to participate in the Voluntary Fixed-Price Plan will pay $9.25 per Dekatherm consumed. (A Dekatherm is the approximate amount of energy contained in 1000 cubic feet of natural gas.)

Enrollment for the Voluntary Fixed-Price Program, which is open to all residential and small commercial customers (those using 150 Dekatherms or less annually), begins on August 25 and will conclude on October 20.

"This program is a choice we offer for those customers who want to do more to reduce the swings in the cost of natural gas we sometimes experience," said Ron Brown, vice president of administration. Participating customers will continue to pay for delivery and their monthly bills will still vary according to how much gas they use. But those who enroll in the program "won't have to worry about how much the price for the gas itself might change--they will know exactly how much they will pay for each Dekatherm they use," Brown said.

Oklahoma Natural Gas Company uses a competitive bidding process to acquire natural gas supplies for its customers. Approximately 50 percent of the company's annual requirement consists of gas already in storage or gas purchased through fixed-price contracts. The remaining supply will be purchased through contracts that are tied to market prices at the time the company takes delivery of the gas. Customers are charged the average price of all of the gas purchased. (Oklahoma Natural Gas realizes no profit on the sale of gas; the company's earnings are derived from charges associated with delivering the gas.) Gas supplies for the Voluntary Fixed-Price Plan are taken from storage and fixed-price volumes for which there is already a known cost.

Oklahoma Natural Gas Company customers currently enrolled in the program will realize an average savings of approximately $110 for the 12 months that will end in October. However, Brown stressed there is no guarantee that those who enroll in the Voluntary Fixed-Price Plan this year will pay less than customers who continue to pay the system average cost of gas. It is possible that customers in the Voluntary Fixed-Price Plan could pay more than the system average cost.

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Additional information about the program and an enrollment form will be included in September natural gas bills. Customers may also get more information and enroll online at www.oklahomanaturalgas.com or by calling 800-208-7267.

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Oklahoma Natural Gas provides natural gas service to more than 800 thousand customers in the state of Oklahoma. It is a division of ONEOK, Inc. (NYSE: OKE), a diversified energy company. ONEOK is the general partner and owns 45.7 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the mid-continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For more information, visit the Web sites at www.oklahomanaturalgas.com or www.oneok.com.

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